Exhibit 12.01

Haynes International, Inc.
Ratio of Earnings Before Fixed Charges to Fixed Charges

                                                        1995           1996           1997         1998         1999
                                                     ----------      -------       ----------   ----------   ----------
Line 1       Income (loss) before income
             taxes, extraordinary item and
             cumulative effect of a change
             in accounting principle                 $(5,458)        $   160       $ 3,705      $ 4,773      $(5,755)
Line 2       Interest on indebtedness                 18,789          20,638        19,464       19,924       19,102
Line 3       Amortization of debt issuance
             costs                                     1,444           1,353         1,144        1,247        1,246
Line 4       Estimated interest portion of
             rental expense                              477             464           589          564          702
                                                     ----------      -------       ----------   ----------   ----------
Line 5       Total earnings before fixed
             charges                                 $15,252         $22,615       $24,902      $26,508      $15,295
Line 6       Interest on indebtedness                $18,789         $20,638       $19,596(1)    19,934(1)    19,197(1)
Line 7       Amortization of debt issuance
             costs                                     1,444           1,353         1,144        1,247        1,246
Line 8       Estimated interest portion of
             rental expense                              477             464           589          564          702
                                                     ----------      -------       ----------   ----------   ----------
Line 9       Total fixed charges                     $20,710         $22,455       $21,329      $21,745      $21,145

Ratio of earnings before fixed                           N/A(2)         1.01          1.17         1.22          N/A(2)
charges to fixed charges


(1) Includes $132, $10, and $95 for 1997, 1998 and 1999, respectively, of capitalized interest expense.

(2)  Earnings before fixed charges were insufficient to cover fixed charges.